Exhibit 99.1

For Immediate Release	Contact:	Roy L. Morrow (216) 383-4893 Roy_Morrow@lincolnelectric.com
LINCOLN ELECTRIC ANNOUNCES THE ACQUISITION
OF METRODE PRODUCTS LIMITED
CLEVELAND, Ohio, U.S.A., October 31, 2006 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has acquired Metrode Products Limited, a privately-held manufacturer of specialty consumables focused on the process and power generation industries. The Company expects the acquisition to contribute to earnings in its first year.
“We are very pleased to add the Metrode product line and strong personnel team to Lincoln’s global product offerings and distribution network,” said John M. Stropki, Chairman and Chief Executive Officer. “This acquisition provides Lincoln with high quality, innovative solutions for many specialty high-end applications including the rapidly growing power generation and petrochemical industries. We will carry on the Metrode commitment to excellence in product innovation and customer service.”
Headquartered near London, England, Metrode’s annual sales are approximately USD 24 million.
Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 33 manufacturing locations, including operations, manufacturing alliances and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at http://www.lincolnelectric.com.
The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2006.
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